                                                                     EXHIBIT 5.1

                                   AGREEMENT

        This Agreement Dated August 7, 1996 is made by and between Physicians Health Services, Inc., with offices at 120 Hawley Lane, Turnbull, Connecticut ("PHS") and The Guardian Life Insurance Company of America with offices at 201 Park Avenue South, New York, New York (the "Guardian"):

        In consideration of the mutual premises and agreements set forth herein and the receipt of due consideration the sufficiency and receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

        1. PHS agrees to remove the 5% limit imposed by the present standstill agreement between PHS and the Guardian and to permit the Guardian to make open market purchases from August 5, 1996 through December 30, 1996.

        2. The Guardian's presently held Warrant will be reduced pro rata as open market purchases are executed.

        3. If, on December 30, 1996, PHS common stock is still below the warrant price, PHS will make available sufficient shares to complete the Guardian's purchase program of one million (1,000,000) shares at the warrant price of $32.43 per share. Such purchase will be at the option of the Guardian. The remaining portion of the Guardian warrant whether exercised or not will be extinguished as of December 31, 1996.

        4. If PHS common stock is above the $32.43 warrant price on December 31, 1996, the remaining portion of the Guardian warrant will continue in force and outstanding subject to the original terms and conditions as originally contained in the agreement.

        IN WITNESS WHEREOF. the parties hereto have set their hand as of the date and year first above written.

                                PHYSICIANS HEALTH SERVICES, INC.



                                By: /s/ Regina M. Campbell
                                   -----------------------
                                Name:  Regina M. Campbell
                                Title:  Senior Vice President,
                                        Chief Administrative Officer

                                THE GUARDIAN LIFE INSURANCE COMPANY
                                OF AMERICA

                                By: /s/ Edward K. Kane
                                   --------------------
                                Name:  Edward K. Kane
                                Title:  Senior Vice President,
                                        and General Council